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Mahoning National Bancorp, Inc.
Form 8-K













                                   Exhibit 99

             Text of Press Release dated August 30, 1999, issued by
                         Mahoning National Bancorp, Inc.





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[MNB LETTEHEAD]                                       P R E S S    R E L E A S E
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MAHONING NATIONAL BANCOP, INC.
                                                           FOR IMMEDIATE RELEASE
                                                                 AUGUST 30, 1999

CONTACT:  Norm Benden, Jr.
          Senior Vice President & Chief Financial Officer
          330-742-7045

MAHONING NATIONAL BANCORP, INC. SHAREHOLDERS APPROVE MERGER
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YOUNGSTOWN, OHIO-- Mahoning National Bancorp, Inc. (Nasdaq: "MGNB" ) announced today that its shareholders have approved the merger with Sky Financial Group, Inc. (Nasdaq: "SKYF"). It is anticipated that the merger will close November 1, 1999, subject to satisfaction of customary closing conditions.

Mahoning shareholders overwhelmingly supported the merger at a special meeting on August 30, 1999. Mahoning's Board of Directors reached a definitive agreement in June 1999 to merge Mahoning into Sky Financial. As previously announced, Mahoning National Bank of Youngstown will become part of Sky Bank to create a $4.6 billion commercial bank serving eastern Ohio, western Pennsylvania and northern West Virginia. Sky Bank is an affiliate of Sky Financial. Upon completion of the merger with Mahoning, the Sky Financial Group will have approximately $7.7 billion in total assets, $5.8 billion in total deposits and $585 million in total shareholder's equity, with 223 banking centers throughout Ohio, western Pennsylvania, West Virginia, Michigan and Indiana.

Under the agreement, Mahoning shareholders will receive 1.66 shares of Sky Financial common stock for each share of Mahoning common stock in a tax-free exchange.

Mahoning National Bancorp, Inc., with headquarters in Youngstown, Ohio, and assets of approximately $825 million, is the parent of Mahoning National Bank of Youngstown, a full service bank also providing trust and financial services.


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Mahoning National Bancorp, Inc. - 23 Federal Plaza - Youngstown, Ohio  44501